Exhibit 99.1

MGC Diagnostics Corporation 350 Oak Grove Parkway Saint Paul, MN 55127 Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

MGC Diagnostics Corporation Announces Special Cash Dividend and
Extension of Stock Repurchase Program

SAINT PAUL, MN (March 28, 2013) — MGC Diagnostics Corporation (NASDAQ: MGCD), a global medical technology leader, announced that its Board of Directors has approved a special, one-time cash dividend of $0.45 per share on its outstanding common stock, payable on April 26, 2013 to shareholders of record as of April 12, 2013. The Company also announced an extension of its current Stock Repurchase Program to October 31, 2013. The Stock Repurchase Program would otherwise expire on July 31, 2013. This program currently has $2.735 million remaining.

Mark W. Sheffert, Chairman of the Board of Directors of MGC Diagnostics Corporation, stated “The Board of MGC Diagnostics has assessed and will continue to periodically assess the Company’s capital resources. If the Board of Directors determines that the Company’s capital resources exceed the amount necessary to meet its working capital and liquidity needs, as well as to retain a reasonable cushion for contingencies and strategic opportunities, then the Company will consider various options for increasing shareholder value, including, but not limited to, purchasing its own shares in the open market and in privately negotiated transactions and paying cash dividends.”

“In making the current determination, the MGC Diagnostics Board carefully considered the Company’s short- and long-term operating and capital resource needs. While we expect the Company will continue to pursue opportunistic product line or business acquisitions, given (i) our cash and cash equivalents position of $8.9 million and our positive net working capital position of approximately $13.2 million, both as of January 31, 2013 and (ii) the Board’s confidence in management’s strategic plan for growth and profitability, the Board determined that it would be able to pay a special one-time cash dividend of $0.45 per share or approximately $1.8 million and still retain adequate funds to meet our working capital and liquidity needs and to pursue strategic opportunities.”

Mr. Sheffert concluded, “This is a special one-time cash dividend and MGC Diagnostics cannot guarantee and makes no prediction about future dividends. Any future dividends will be dependent on the Company’s future profitability, cash flow and short- and long-term capital needs.”

About MGC Diagnostics

MGC Diagnostics Corporation, (formerly Angeion Corporation) through its subsidiary Medical Graphics Corporation, is a global medical technology company dedicated to cardiorespiratory health solutions. MGC Diagnostics develops, manufactures and markets non-invasive diagnostic systems. This portfolio of products provides solutions for disease detection, integrated care, and wellness across the spectrum of cardiorespiratory healthcare. The Company’s products are sold internationally through distributors and in the United States through a direct sales force targeting heart and lung specialists located in hospitals, university-based medical centers, medical clinics, physicians’ offices, pharmaceutical companies, medical device manufacturers, and clinical research organizations (CROs). For more information about MGC Diagnostics, visit www.mgcdiagnostics.com.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, MGC Diagnostics Corporation may make forward−looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward−looking statements, the Company claims the protection of the safe harbor for forward−looking statements contained in federal securities laws. These forward−looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC, that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward−looking statements. For a list of these factors, see the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” in the Company’s Form 10-K for the year ended October 31, 2012, and any updates in subsequent filings on Form 10-Q or Form 8-K under the Securities Exchange Act of 1934.

Contact:	Gregg O. Lehman, Ph.D. MGC Diagnostics Corporation Chief Executive Officer (651) 484-4874	Joe Dorame, Robert Blum, Joe Diaz Lytham Partners, LLC (602) 889-9700 mgcd@lythampartners.com